Company Contact:                                  Investor Relations Contact:
Stuart Turk                                       Geoffrey Eiten
On the Go Healthcare, Inc.                        OTC Financial Network
Tel: 905-760-2987 ext. 300                        Tel: 781-444-6100 ext. 613
                                                  geiten@otcfn.com



FOR IMMEDIATE RELEASE:

              ON THE GO HEALTHCARE SIGNS PURCHASE AGREEMENT TO
                      ACQUIRE AWARD WINNING COMPUQUEST


CONCORD, ONTARIO October 22, 2003: On The Go Healthcare, Inc. (OTC BB: OGHI), a leading manufacturer, marketer and distributor of baby and portable healthcare products, is pleased to announce that it has signed an agreement to acquire Compuquest in an all cash transition. Compuquest, a leading reseller of computer hardware, software and supplies, had over $1.5 million (Cdn.) in sales during the past year.

Compuquest, operating in Toronto and surrounding areas since 1989, has garnered the Consumer's Choice Gold Award as an industry leading reseller of computer products for seven consecutive years. Its distinguished client base of over 1000 companies includes Fortune 100 corporations, hospitals, government ministries, universities and various firms in banking, insurance, law and accounting.

"We believe On The Go's agreement to acquire Compuquest will benefit our shareholders, retail customers and consumers," said Stuart Turk, CEO of On The Go Healthcare. "We anticipate that the transaction will be completed by the end of this month. In addition, this acquisition marks OTG's expansion into the Information Technology sector and presents numerous opportunities for cross synergies and profitability."


About Compuquest

Toronto-based Compuquest is a value-added reseller of computer hardware, software, peripherals, and supplies. Since 1989, Compuquest has expanded its business across Canada, the U.S. and abroad, servicing hundreds of clients, including Fortune 100 corporations, hospitals, government ministries, universities and various firms in banking, insurance, law and accounting. Compuquest has won the Consumers' Choice Gold Award for Best Business Computer Dealer seven years in a row. For more information, visit www.compuquest.com.


About On the Go Healthcare, Inc.

On the Go Healthcare, Inc. manufactures, markets and distributes a line of healthcare and infant-related products that target home healthcare, medical, rehabilitation and long-term care markets worldwide. On the Go's signature product is its Padded Training Seat, an ergonomically-designed, cushioned seat placed on top of adult toilet seats to help toddlers with potty training. The Company's subsidiary, Healing Heat Sensation (HHS), manufactures, markets and distributes the Company's portable, reusable heat packs for therapeutic purposes. HHS markets to distributors, consumers, hospitals, nursing homes, physicians, home healthcare, retailers and various other healthcare outlets. For more information visit : www.otcfn.com/oghi or to be added to On the Go's email list for company news, please send your email address to OGHIIR@cs.com.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting retailers; continuing success introducing new products; the Company's ability to finance its planned expansion efforts; and changes in regulations affecting the Company's core business. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


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